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                                                                   EXHIBIT 10.23

                                 AMERICA ONLINE

                                  LATIN AMERICA



February 22, 2000


Eduardo Hauser
962 Sanibel Drive
Hollywood, FL 33019

Dear Eduardo:

AOL Latin America Management, LLC ("the Company") is pleased to offer you the position of VP, CORPORATE DEVELOPMENT reporting to the CHIEF EXECUTIVE OFFICER.

Your compensation will be $6,393.36 semi-monthly, less applicable withholdings, which if calculated on a yearly basis is $153,440.64. You will also be granted an option to purchase 200,000 shares of AOL Latin America, Inc common stock (subject to Board of Director approval), vesting equally on an annual basis, over a four (4) year period with the first portion vesting on January 1, 2001 and one quarter vesting each January 1 thereafter. The option exercise price will be the initial public offering price of AOL Latin America, Inc.

In addition you will be granted an option to purchase 45,000 shares of AOL Latin America, Inc common stock (subject to Board of Director approval), vesting equally on an annual basis. The first quarter will vest on March 3, 2000 and one quarter vesting on that date each of the next three years. The option exercise price will be the initial public offering price of AOL Latin America, Inc.

In addition, you will participate in the joint venture incentive compensation plan, with a target bonus equivalent to 35% of your base salary if you and the Latin America joint venture meet established performance objectives.

In connection with your employment with America Online, Inc. ("AOL") and your offer letter dated March 3, 1999 ("AOL Offer Letter"), the Company and you agree that:

1. You were granted options to purchase shares of AOL common stock subject to Board of Director approval.

2. It was the intent at the time of your employment with AOL, as evidenced by your AOL Offer Letter, to establish an AOL Latin America stock option plan pursuant to which you would be eligible to receive share option grants whose amount, price and other terms would be communicated to you at a later date.

3. In connection with your offer of employment with AOL and communicated to you at that time, it was further intended that your employment with AOL would terminate upon an offer of employment and grant of stock options and other benefits from AOL Latin America, and at such time you would relinquish your rights in all AOL stock options previously granted to you.
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4.   You agree and acknowledge that the total number of options granted to you to purchase AOL Latin America common stock is greater than the number of options you would have been granted if you had never previously been granted options to purchase AOL common stock.

5. In connection with your employment by AOL Latin America, and your grant of options to purchase shares of AOL Latin America common stock, you voluntarily agree that your options to purchase shares of AOL common stock as indicated in your AOL Offer Letter shall be canceled and you further agree to waive your rights to all remaining unvested AOL options granted to you pursuant to the AOL 1992 Employee Stock Plan and Non-Qualified Stock Option Agreement.

6. All other terms and conditions of your employment with AOL as communicated to you in your AOL Offer Letter or otherwise shall become null and void.

The Company offers a generous and comprehensive benefits package, including health, disability, and life insurance. You and your family members will be eligible to participate in a full range of benefits in accordance with the Company's current eligibility requirements. Employee benefits are subject to change at the sole discretion of the Company.

As a condition of your employment, you are required to execute a Confidentiality/Non-Competition/Proprietary Rights Agreement, which you will find enclosed. Please sign this agreement, maintain a copy for yourself and return the original to me.

This letter constitutes the full terms and conditions of your offer of employment with the Company. It supercedes any other oral or written promises that may have been made to you as well as any agreement or arrangement you may have had with the Company or AOL. Your employment with the Company is at-will, meaning that you or the Company may terminate the employment at any time for any reason not prohibited by law with or without prior notice. This may occur before any particular stock vests or any particular compensation becomes due to you, at which time, you will not be entitled to any further stock, compensation or other benefits, except as required by law or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with the Company. The Company reserves the right to change the terms and conditions of your employment at any time for any reason not prohibited by law, with or without notice to you.

If you agree to accept this offer, please sign and date one copy of this letter and return it to me. We hope that your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Charles Herington

Charles Herington
President and CEO
AOL Latin America


ACCEPTED: /s/ Eduardo Hauser               DATED
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              Eduardo Hauser